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                                                                    EXHIBIT 99.3

SALTON, INC. ENTERS INTO SUPPORT AGREEMENTS WITH NOTEHOLDERS

HOLDERS OF APPROXIMATELY 62.3% OF SENIOR SUBORDINATED NOTES DUE 2005 AGREE TO TENDER THEIR NOTES; SALTON MAKES INTEREST PAYMENT DUE ON 2005 NOTES WITHIN GRACE PERIOD

LAKE FOREST, Ill.--July 14, 2005-- Salton, Inc. (NYSE--SFP) announced today that it has entered into support agreements with holders of an aggregate of approximately 62.3% ($77.8 million) of Salton's outstanding 10-3/4% senior subordinated notes in connection with Salton's previously announced private debt exchange offer. The holders of approximately $50.9 million of 12-1/4% senior subordinated notes due 2008 have also entered into support agreements. Subject to the terms and conditions of the support agreements, the parties thereto have agreed to tender their notes to Salton in the exchange offer. The exchange offer is scheduled to expire on August 2, 2005.

Salton also announced that it has made the June interest payment, which was due on the 10-3/4% senior subordinated notes within the 30-day grace period provided under the indenture governing the notes.

The support agreements are subject to various conditions, including: holders of at least $75,000,000 of aggregate principal amount of the 10-3/4% senior subordinated notes due 2005 participating in the exchange offer; the execution by the senior lenders of an amendment to Salton's senior secured credit facility to, among other things, permit the exchange offer; and the execution by the indenture trustee of the amendment to the indenture governing the 10-3/4% senior subordinated notes due 2005. There can be no assurance that these conditions will be satisfied, that the exchange offer will be consummated or, if consummated, the exchange offer will reflect the foregoing terms.

None of the securities proposed to be issued in connection with the exchange offer have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of offers to buy any securities or constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high quality small appliances, electronics, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, tabletop products, time products, lighting products, picture frames and personal care and wellness products. The company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Mellitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its




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well-known branD names, high quality and innovative products, strong relationships with its customers base and its focused outsourcing strategy.

Certain matters discussed in this new release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to refinance $125 million, 10-3/4% Subordinated Notes due December 15, 2005; Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.




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